Calculation of Filing Fee Tables
S-3
AAR CORP
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, par value $1.00 per share, of AAR CORP.	457(r)				0.0001381
Fees to be Paid	2	Equity	Preferred Stock, par value $1.00 per share, of AAR CORP.	457(r)				0.0001381
Fees to be Paid	3	Debt	Debt Securities of AAR CORP.	457(r)				0.0001381
Fees to be Paid	4	Other	Depositary Shares of AAR CORP.	457(r)				0.0001381
Fees to be Paid	5	Other	Warrants of AAR CORP.	457(r)				0.0001381
Fees to be Paid	6	Other	Purchase Contracts of AAR CORP.	457(r)				0.0001381
Fees to be Paid	7	Other	Units of AAR CORP.	457(r)				0.0001381
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 0.00		$ 0.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	(a) Pursuant to Rule 456(b) and Rule 457(r), payment of the registration fee is being deferred. (b) An indeterminate number of the securities of each identified class is being registered as may from time to time be offered for sale at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares.

[2]	See Note 1 (a) & (b).

[3]	See Note 1(a).

[4]	See Note 1 (a) & (b). Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share or multiple shares of preferred stock of AAR CORP. and will be evidenced by a depositary receipt.

[5]	See Note 1 (a) & (b).

[6]	See Note 1 (a) & (b).

[7]	See Note 1 (a) & (b). Each unit will be issued under a unit agreement or indenture and will represent an interest in a combination of any two or more of the securities being registered hereby or debt obligations of third parties, including U.S. Treasury securities.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date